Exhibit 99.1

Pacific Capital Bancorp Reverse Stock Split Effective Today

Santa Barbara, California, December 28, 2010—Pacific Capital Bancorp (Nasdaq: PCBC) announced today that its previously disclosed 1-for-100 reverse stock split of its common stock became effective at 1:00 p.m. California time today. Commencing December 29, 2010, the Company’s shares will trade on the NASDAQ Global Select Market under the symbol “PCBCD” for a period of 20 trading days as a result of the reverse stock split. The Company’s symbol will revert back to its original symbol “PCBC” on January 27, 2010. The Company’s common stock has been assigned a new CUSIP number 69404P 200.

The reverse stock split applies to all of the Company’s outstanding common stock, reducing the current number of outstanding shares from approximately 3.29 billion to approximately 32.9 million (without giving effect to the treatment of fractional shares). Shareholders will receive cash in lieu of fractional shares. In connection with the reverse stock split, the Company also proportionately reduced the number of its authorized shares of common stock from 5 billion to 50 million.

The Company’s shareholders of record will receive a letter of transmittal and instructions from the Company’s exchange agent, BNY Mellon Shareowner Services, regarding the procedures for submitting their stock certificates in connection with the reverse stock split. Those shareholders holding the Company’s common stock in “street name” will receive instructions from their broker if they need to take any action in connection with the reverse stock split.

The Company also announced that its previously disclosed reincorporation from California to Delaware is expected to be effected on December 30, 2010.

Additional information about the reverse stock split and the reincorporation is available in the Company’s definitive information statement on Schedule 14C filed with the Securities and Exchange Commission on December 6, 2010.

About Pacific Capital Bancorp

Pacific Capital Bancorp, with $6.3 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 47 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo. The Company’s website is www.pcbancorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the reverse stock split and the reincorporation. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. The Company cautions that the foregoing factors are not exclusive.

Contacts:

Debbie Whiteley, Investor Relations

(805) 884-6680

Debbie.Whiteley@pcbancorp.com